Exhibit 10.5

ROYAL KONA
RESORT

75-5852 Alii Drive, Kailua-Kona, HI 96740
(808) 329-3111 or (800) 919-8333 US/Canada
Fax: (808) 329-9532

GROUP CONTRACT
April 15, 2011

Company:		Group Name:	Kentucky Allstars Group
Address:	4701 Waterside Ct. Lexington, KY 40513	Security Deposit due: 90 day review date:	$500 with signed contract Passed
Contact:	Greg Todd	60 day review tilde:	May g, 2011
Phone: Fax:	859-552-9477	30 day review date:	June 7, 2011
Email:	gtodd@transy.edu	Rooming list due:	June 7, 2011
		Payment due:	June 7, 2011

IT IS A GREAT PLEASURE THAT WE CONFIRM THE FOLLOWING ACCOMMODATIONS:

Arrival — Departure	Room Category	Room Block	Net Rate
July 7 — 14, 2011	Run of House	11	$119.00
July 8 — 15, 2011	Run of House	10	$119.00

Baggage Handling (inclusive per person)On Own	Parking Fee (per day) $10.00
Current Room Tax (subject to change)13.416%	Rollaway bed (per night + tax) $20.00

• Rates are based on single to quad occupancy
• All rooms are non-smoking.
• Room block will be assigned at the Hotel's discretion. No specific towers, floors and beddings types are guaranteed.
• We will extend one (1) complimentary room upgrade to Ocean Front for Head Coach or the Group Leader.
• We will provide two (2) complimentary parking.

Please sign the attached acceptance copy and return no later than April 29, 2011 to enable us to place this commitment on a definite basis in our records. If the signed acceptance is not received as indicated, tentative space will be released. Thank you for choosing Royal Kona Resort.

                               Agreed and accepted 13:

ACCEPTANCE COPY PLEASE SIGN AND RETURN WITHIN TIME PERIOD

Royal Kona Resort
Group Contract for Kentucky Allstars Group

GROUP TOUR REVIEW AND OPTION POLICY

SECURITY DEPOSIT- In demonstration of good faith, tour agency is asked to provide a security deposit in the amount of $500.00 for the number of rooms requested, at the time of definite confirmation. This amount will be applied to the Master Account and is non-refundable.

SIXTY (60) DAY REVIEW— 60 days prior to arrival, we will review the room block and adjust as necessary.

THIRTY (30) DAY GUARANTEE- Final guarantee must be received by the Tour Department at the Hotel 30 days prior to arrival.

ROOMS ATTRITION - Should the Group reduce but not cancel its Confirmed Room Nights, the Group agrees to pay the hotel, as liquidated damages, and not as a penalty, an amount based on the following provision:

From ninety (90) days until thirty (30) days prior to group's arrival date, the Group may reduce its confirmed room nights by ten percent (10%) without charge. During this period, the Group will pay one (1) night room rate of $119.00 plus taxes for each confirmed room canceled in excess of ten percent (10%).

ROOMING LIST- We must be in receipt of a typed, alphabetized rooming list no later than thirty (30) days prior to group's arrival. This list should indicate pairing of those individuals who should receive double occupancy accommodations, as well as estimated time of arrival and departure and ground transportation.

PAYMENT- Full prepayment of rooms, taxes and porterage (if applicable) is due no later than June 7, 2011. All payments shall be made in United States (US) Dollars directly to the Royal Kona Resort Sales Department at the above address. Failure to comply with the above payment policy may result in the release of all rooms affected.

Each individual must establish credit with the Hotel upon check-in by way of approved credit card guarantee or by individual cash deposits prepaid to the account(s). All charges must be paid and cleared upon departure.

CANCELLATION AND REFUND— In the event the Program is canceled after sixty (60) days prior to group's arrival, a one (1) night room and tax charge will be assessed on all rooms.

INDIVIDUAL ROOM CANCELLATION/NO SHOW/EARLY CHECK-OUT POLICY — Between thirty (30) days and seventy-two (72) hours prior to arrival, each canceled room will be assessed two (2) nights' room rate, plus taxes. Cancellations that are received within 72 hours will be charged for all nights reserved.

Individuals with guaranteed reservations who fail to arrive on the confirmed date will be charged for the entire stay. Late arrivals and early departures will be charged for the unused nights at the Group rate.

GROUP CONCESSION—Bonafide group leader representing a travel agency or group are granted complimentary accommodations in accordance with the following schedule.

One (1) complimentary room for 20 — 50 paid rooms.

Rooms will be assigned in the category(s) reserved; HOWEVER, Royal Kona Resort reserves the right in the event of an emergency created by maximum occupancy or circumstances beyond our control, to assign accommodation in alternate accommodations. In the event of such assignment, the rate may be adjusted at the Hotel's discretion, but never more than as confirmed hereby. Where emergency conditions require accommodating confirmed reservations guests in an alternate hotel, Royal Kona Resort will arrange for comparable accommodations in a hotel as conveniently located as possible. Where confirmed reservation guests are accommodated at an alternate hotel, Royal Kona Resort will pay for or advance funds for reasonable group transportation and baggage transfers to the alternate hotel assigned, as well as return ground transportation if the guests return to Royal Kona Resort.

Company agrees to indemnify Royal Kona Resort and hold it harmless from and against all claims, loss, cost and damages, including reasonable attorney's fees and expenses incidental thereto, which may be suffered by or be recoverable from Royal Kona Resort by reason of any failure by Royal Kona Resort to make available any room to any person who has been advised by Company that such room would be available when Royal Kona Resort is not obligated hereunder and has not otherwise agreed in writing to make such room available.

IF ANY OF THE ABOVE IS NOT RECEIVED AS REQUIRED, THE SPACE WILL BE AUTOMATICALLY CANCELLED AND Royal Kona Resort WILL NOT GIVE ANY FURTHER NOTICE TO COMPANY OF SUCH CANCELLATION.